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                                  EXHIBIT 11.1
                     ERLY INDUSTRIES INC. AND SUBSIDIARIES
                 CALCULATION OF PRIMARY INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              YEARS ENDED MARCH 31,
                                               ---------------------------------------------------------------------
                                                         1995        1994          1993         1992          1991
                                                         ----        ----          ----         ----          ----
Income (loss) from
  continuing operations                                 $8,653     $14,765      ($10,989)    ($ 6,361)      $ 5,626
Minority interest on
  continuing operations                                    622      (1,376)
- -------------------------------------------------------------------------------------------------------------------
  Continuing operations, net                             9,275      13,389       (10,989)      (6,361)        5,626

Loss on discontinued operations                                     (8,810)       (4,972)     (10,614)       (2,366)

Income from extraordinary items                                     16,792         7,288        4,436
Minority interest on extraordinary items                            (3,702)
- -------------------------------------------------------------------------------------------------------------------
   Extraordinary items, net                                         13,090         7,288        4,436

- -------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $9,275     $17,669      ($ 8,673)    ($12,539)      $ 3,260
===================================================================================================================

Average number of shares of
  common stock and common
  stock equivalents outstanding:
   Average number of shares of
    common stock outstanding                             3,686       3,535         3,444        3,127         3,089*
   Common stock equivalents:
    Dilutive effect of stock
     options and warrants based
     on application of treasury
     stock method                                          679         120         (a)          (a)           (b)
- -------------------------------------------------------------------------------------------------------------------
    Total                                                4,365       3,655         3,444        3,127         3,089
===================================================================================================================

Primary income (loss)
  per common share:
  Income (loss) from
    continuing operations (c)                          $  2.12      $ 3.66       ($ 3.19)     ($ 2.03)       $ 1.82
  Loss on discontinued operations                                    (2.41)        (1.44)       (3.40)         (.76)
  Income from extraordinary items (c)                                 3.58          2.11         1.42
- -------------------------------------------------------------------------------------------------------------------
  Primary income (loss)
    per common share                                   $  2.12      $ 4.83        ($2.52)      ($4.01)       $ 1.06
===================================================================================================================


*     Retroactively adjusted to give effect to 10% stock dividend in September
      1990.

(a) Exercise of stock options and warrants is not assumed as the computation would be anti-dilutive.
(b) The dilutive effect of stock options and warrants was less than 3%; therefore none are shown above.
(c)   Net of applicable minority interest.





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